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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K


                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


     Date of report (Date of earliest event reported)      March 23, 2006
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                              WILLBROS GROUP, INC.
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             (Exact Name of Registrant as Specified in Its Charter)


                               Republic of Panama
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                 (State or Other Jurisdiction of Incorporation)


         1-11953                                          98-0160660
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 (Commission File Number)                     (IRS Employer Identification No.)


                       Plaza 2000 Building, 50th Street,
                        8th Floor, P.O. Box 0816-01098,
                           Panama, Republic of Panama
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              (Address of Principal Executive Offices) (Zip Code)


                                 +50-7-213-0947
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              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable

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         (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
    CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN
           OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

         The description of the sale by Willbros Group, Inc. (the "Company"), of $6.3 million of 6.50% Senior Convertible Notes due 2012 (the "Notes"), set forth under Item 3.02 of this Current Report on Form 8-K is incorporated by reference herein. The description of the terms and conditions of the Notes, the purchase agreement dated as of December 22, 2005 (the "Purchase Agreement"), and the indenture dated December 23, 2005 governing the Notes (the "Indenture"), set forth under Item 1.01 of the Company's Current Report on Form 8-K filed on December 23, 2005, together with the complete text of the Purchase Agreement and the Indenture, which are filed as exhibits to such report, are also incorporated by reference herein.

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

         The Purchase Agreement provides that at any time during a period of 90 days following the initial December 23, 2005 closing of the sale of $65 million in aggregate principal amount of Notes, the Note purchasers may purchase up to an additional $19.5 million in aggregate principal amount of Notes. As reported in the Company's Current Report on Form 8-K filed on January 19, 2006, on January 19, 2006, two of the initial purchasers exercised their respective options to purchase an additional $7.5 million in aggregate principal amount of Notes. As reported in the Company's Current Report on Form 8-K filed on February 3, 2006, on February 2, 2006, two other initial purchasers exercised their respective options to purchase an additional $5.7 million in aggregate principal amount of Notes. On March 23, 2006, the four remaining initial purchasers exercised their respective options to purchase the final $6.3 million in aggregate principal amount of Notes available for purchase. As a result, the aggregate principal amount of the Notes is $84.5 million, which is the maximum aggregate principal amount of Notes that may be sold under the Purchase Agreement. The Notes are convertible into a number of shares of the Company's common stock at a conversion rate of 56.9606 shares of common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $17.56 per share, subject to adjustment in certain circumstances. After payment of cash selling commission fees in the amount of approximately $0.2 million, the Company will receive net proceeds of approximately $6.1 million from the sale of an additional $6.3 million in aggregate principal amount of the Notes.

         The securities sold here (and initially) were offered pursuant to exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D. There were a total of four purchasers (eight initial purchasers), each of whom were accredited.


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ITEM 8.01.  OTHER EVENTS.

         Upon conversion of the Notes, the Company has the right to deliver, in lieu of shares of its common stock, cash or a combination of cash and shares of its common stock. Under the Indenture, the Company is required to notify holders of the Notes of its method for settling the principal amount of the Notes upon conversion. This notification, once provided, is irrevocable and legally binding upon the Company with regard to any conversion of the Notes. On March 21, 2006, the Company notified holders of the Notes of its election to satisfy its conversion obligation with respect to the principal amount of any Notes surrendered for conversion by paying the holders of such surrendered Notes 100% of the principal conversion obligation in the form of common stock of the Company. Until the Notes are surrendered for conversion, the Company will not be required to notify holders of its method for settling the excess amount of the conversion obligation relating to the amount of the conversion value above the principal amount, if any.


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                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    WILLBROS GROUP, INC.



Date:  March 29, 2006               By:  /s/ Warren L. Williams
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                                         Warren L. Williams
                                         Senior Vice President, Chief Financial
                                         Officer and Treasurer


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